As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-261360

Registration No. 333-266119

Registration No. 333-270650

Registration No. 333-277739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-261360)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-266119)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-270650)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-277739)

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MONEYLION INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	85-0849243
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

249 West 17th Street, 4th Floor

New York, NY 10011

(Address of Principal Executive Offices)

MoneyLion Inc. Amended and Restated Omnibus Incentive Plan
MoneyLion Inc. 2021 Employee Stock Purchase Plan
(Full Title of the Plan)

Richard Correia

President, Chief Financial Officer and

Treasurer
249 West 17th Street, 4th Floor
New York, NY 10011

(212) 300-9865

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of MoneyLion Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-261360, registering (i) 55,170,705 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Registrant’s Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 3,936,035 Shares issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), filed with the Securities and Exchange Commission on November 24, 2021.

2.	Registration Statement No. 333-266119, registering (i) 16,709,648 Shares issuable pursuant to the Omnibus Plan (including 4,609,648 Shares pursuant to the provisions of the Omnibus Plan that provide for an automatic annual increase in the number of shares reserved for issuance), (ii) 5,889,466 Shares underlying “Substitute Awards” (as defined in the Omnibus Plan) granted by the Registrant in connection with the Registrant’s acquisition of Even Financial Inc., a Delaware corporation and (iii) 3,457,236 Shares issuable pursuant to the ESPP, filed with the Securities and Exchange Commission on July 13, 2022.

3.	Registration Statement No. 333-270650, registering (i) 14,162,820 Shares issuable pursuant to the Omnibus Plan and (ii) 3,864,012 Shares issuable pursuant to the ESPP, filed with the Securities and Exchange Commission on March 17, 2023.

4.	Registration Statement No. 333-277739, registering (i) 520,614 Shares issuable pursuant to the Omnibus Plan and (ii) 310,108 Shares issuable pursuant to the ESPP, filed with the Securities and Exchange Commission on March 7, 2024.

On December 10, 2024, the Registrant entered into that certain Agreement and Plan of Merger (together with all exhibits, schedules and annexes thereto, and as may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Registrant, Gen Digital Inc., a Delaware corporation (“Parent”), and Maverick Group Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), which provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent, on the terms and subject to the conditions contained in the Merger Agreement and in accordance with the Delaware General Corporation Law.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under each Registration Statement that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 17, 2025.

MONEYLION INC.

By:	/s/ Richard Correia
	Name:	Richard Correia
	Title:	President, Chief Financial Officer and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.